As filed with the Securities and Exchange Commission on March 29, 2012	Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FRANKLIN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	27-4132729
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

4501 Cox Road, Glen Allen, Virginia	23060
(Address of Principal Executive Offices)	(Zip Code)

Franklin Financial Corporation
2012 Equity Incentive Plan
(Full title of the plan)

Copies to:
Richard T. Wheeler, Jr.	Eric S. Kracov, Esq.
Chairman, President and Chief Executive Officer	Suzanne A. Walker, Esq.
Franklin Financial Corporation	Kilpatrick Townsend & Stockton LLP
4501 Cox Road	607 14th Street, NW, Suite 900
Glen Allen, VA 23060	Washington, DC 20005
(Name and address of agent for service)	(202) 508-5800

(804) 967-7000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act . (Check One):

Large accelerated filer	☐	Accelerated filer ☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock $.01 par Value	2,002,398	(2)	$13.64	$27,312,708	$3,131.00
(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Franklin Financial Corporation 2012 Equity Incentive Plan (the “Equity Plan”) as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of Franklin Financial Corporation (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).
(2)	Represents 1,430,284 shares which may be issued upon the exercise of options to purchase shares of the Common Stock and 572,114 shares of Common Stock which may be distributed upon the vesting of stock awards under the Equity Plan.
(3)	Estimated solely for the purpose of calculating the registration fee. Represents the closing price for the common stock as reported on March 27, 2012 in accordance with 17 CFR Section 230.457(c) and 230.457(h).

This Registration Statement shall become effective immediately upon filing in accordance with

Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 (Plan Information) and 2 (Registrant Information and Employee Plan Annual Information). The documents containing the information for the Franklin Financial Corporation 2012 Equity Incentive Plan (the “Equity Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Equity Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424, in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed by Franklin Financial Corporation (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

               (a)        The Registrant’s Annual Report on Form 10-K which includes the consolidated statements of financial condition of the Registrant and subsidiary as of September 30, 2011 and 2010, and the related consolidated income statements, statements of comprehensive income, and changes in stockholder equity and cash flows for each of the three years in the period ended September 30, 2011. The Form 10-K was filed with the SEC on December 22, 2011 (File No. 001-35085).

               (b)        The Corporation’s Quarterly Report on Form 10-Q for the calendar quarter ended December 31, 2011 filed with the SEC on February 8, 2012 (File No. 001-35085).

               (c)        The description of the Registrant’s common stock contained in Registrant’s Form 8-A12B as filed with the SEC on February 16, 2011 (File No. 001-35085).

               (d)        The Corporation’s Current Report on Form 8-K (other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K) filed with the SEC on February 23, 2012.

               (e)        All documents filed by the Registrant and the Plan, where applicable, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K or Form 8-K/A).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable, as the Registrant’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

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Item 5. Interests of Named Experts and Counsel

The validity of the Common Stock offered hereby has been passed upon for the Registrant by the firm of Kilpatrick Townsend & Stockton LLP.

Item 6. Indemnification of Directors and Officers

Articles IX and X of the Articles of Incorporation of Franklin Financial Corporation provide as follows:

ARTICLE IX

Limitation of Officers’ and Directors’ Liability

An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages in any proceeding brought by or in the right of the Corporation or brought by or on behalf of stockholders of the Corporation, except to the extent otherwise required by Virginia law. If Virginia law is amended or enacted after the date of filing of these Articles to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by Virginia law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

Indemnification

The Corporation shall indemnify to the full extent permitted under the laws of the Commonwealth of Virginia any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator, intestate, personal representative of spouse is or was a director or officer of the Corporation, is or was a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of a Subsidiary of the Corporation, or serves or served at the request of the Corporation as a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Corporation of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this Article X shall be enforceable against the Corporation by such person, who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer or in such other capacity as provided above. In addition, the rights provided to any person by this Article X shall survive the termination of such person as any such director, officer, trustee, member, stockholder, partner, incorporator or liquidator and, insofar as such person served at the request of the Corporation as a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise, shall survive the termination of such request as to service prior to termination of such request. No amendment of this Article X shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

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Notwithstanding anything contained in this Article X, except for proceedings to enforce rights provided in this Article X, the Corporation shall not be obligated under this Article X to provide any indemnification or any payment or reimbursement of expenses to any director, officer or other person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or crossclaims initiated by others) unless the board of directors has authorized or consented to such proceeding (or part thereof) in a resolution adopted by the board.

For purposes of this Article X, the term “Subsidiary” shall mean any corporation, partnership, limited liability company or other entity in which the Corporation owns, directly or indirectly, a majority of the economic or voting ownership interest; the term “other enterprise” shall include any corporation, partnership, limited liability company, joint venture, trust, association or other unincorporated organization or other entity and any employee benefit plan; the term “officer,” when used with respect to the Corporation, shall refer to any officer elected or appointed pursuant to the Corporation’s Bylaws, when used with respect to a Subsidiary or other enterprise that is a corporation, shall refer to any person elected or appointed pursuant to the bylaws of such Subsidiary or other enterprise or chosen in such manner as is prescribed by the bylaws of such Subsidiary or other enterprise or determined by the board of directors of such Subsidiary or other enterprise, and when used with respect to a Subsidiary or other enterprise that is not a corporation or is organized in a foreign jurisdiction, the term “officer” shall include in addition to any officer of such entity, any person serving in a similar capacity or as the manager of such entity; service “at the request of the Corporation” shall include service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

To the extent authorized from time to time by the board of directors, the Corporation may provide to (i) any one or more employees and other agents of the Corporation, (ii) any one or more officers, employees and other agents of any Subsidiary and (iii) any one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred in this Article X on directors and officers of the Corporation or any Subsidiary or other enterprise. Any such rights shall have the same force and effect as they would have if they were conferred in this Article X.

Nothing in this Article X shall limit the power of the Corporation or the board of directors to provide rights of indemnification and to make payment and reimbursement of expenses, including attorneys’ fees, to directors, officers, employees, agents and other persons otherwise than pursuant to this Article X.

Item 7. Exemption from Registration Claimed

None.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

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List of Exhibits (filed herewith unless otherwise noted):

3.1	Articles of Incorporation of Franklin Financial Corporation(1)
3.2	Bylaws of Franklin Financial Corporation(2)
5.0	Opinion of Kilpatrick Townsend & Stockton LLP as to the legality of the Common Stock to be issued
23.1	Consent of Kilpatrick Townsend & Stockton LLP (contained in the Opinion filed as Exhibit 5.0 hereto)
23.2	Consent of McGladrey & Pullen, LLP
24.0	Power of Attorney (contained on the signature page)
99.1	Franklin Financial Corporation 2012 Equity Incentive Plan(3)
99.2	Form of Equity Award Agreements

(1)	Incorporated by reference to the Exhibit 3.1 in the Registrant’s Registration Statement on Form S-1 filed with the SEC on February 11, 2011.
(2)	Incorporated by reference to the Exhibit 3.2 in the Registrant’s Registration Statement on Form S-1 filed with the SEC on February 11, 2011.
(3)	Incorporated by reference to the Registrant’s definitive proxy statement on Form DEF14A filed with the SEC on January 12, 2012.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

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(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)        The undersigned Registrant hereby undertakes that, for purposes of determining any liquidity under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, Franklin Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Glen Allen, Commonwealth of Virginia, on March 29, 2012.

FRANKLIN FINANCIAL CORPORATION

By:	/s/Richard T. Wheeler, Jr.
Richard T. Wheeler, Jr.
Chairman, President, Chief Executive Officer and
Director
(Principal executive officer)

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Richard T. Wheeler, Jr.) constitutes and appoints Richard T. Wheeler, Jr., as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully, and to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/Richard T. Wheeler, Jr.	Chairman, President, Chief Executive	March 29, 2012
Richard T. Wheeler, Jr.	Officer and Director
(Principal executive officer)

/s/Donald F. Marker	Vice President, Chief Financial Officer	March 29, 2012
Donald F. Marker	and Secretary/Treasurer
(Principal financial and accounting officer)

/s/Hugh T. Harrison II	Director	March 29, 2012
Hugh T. Harrison II

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/s/Warren A. Mackey	Director	March 29, 2012
Warren A. Mackey

/s/L. Gerald Roach	Director	March 29, 2012
L. Gerald Roach

/s/Elizabeth W. Robertson	Director	March 29, 2012
Elizabeth W. Robertson

/s/George L. Scott	Director	March 29, 2012
George L. Scott

/s/Richard W. Wiltshire, Jr.	Director	March 29, 2012
Richard W. Wiltshire, Jr.

/s/Percy Wootton	Director	March 29, 2012
Percy Wootton

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EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

3.1	Articles of Incorporation of Franklin Financial Corporation	Incorporated by reference to the Exhibit 3.1 in the Registrant’s Registration Statement on Form S-1.

3.2	Bylaws of Franklin Financial Corporation	Incorporated by reference to the Exhibit 3.2 in the Registrant’s Registration Statement on Form S-1.

5.0	Opinion of Kilpatrick Townsend & Stockton LLP	Filed herewith.

23.1	Consent of Kilpatrick Townsend & Stockton LLP	Included in Exhibit 5.0.

23.2	Consent of McGladrey & Pullen, LLP	Filed herewith.

24.0	Power of Attorney	Located on the signature page.

99.1	Franklin Financial Corporation 2012 Equity Incentive Plan	Incorporated by reference to the Registrant’s definitive proxy statement on Form DEF14A filed with the SEC on January 12, 2012.

99.2	Form of Equity Award Agreements	Filed herewith.